Exhibit 10.1

ASSET AND STOCK PURCHASE AGREEMENT

          This ASSET AND STOCK PURCHASE AGREEMENT (the “Agreement”), is made as of this 30th day of June, 2009, by and among EPOD Solar Inc., a corporation organized under the laws of the province of British Columbia, Canada (the “Parent”), Epod Solar (Wales) Limited, a corporation organized under the Companies Act 1985 (Company Registration Number 04645882) (“Epod UK”), EPOD Industries Inc., a corporation organized under the laws of British Columbia (“Epod Industries”), and Allora Minerals Inc., a Nevada corporation (the “Buyer”).

W I T N E S S E T H :

          WHEREAS, each of Epod UK and Epod Europe (as defined below) is a wholly-owned subsidiary of Parent;

          WHEREAS, Great Lakes (as defined below) is a wholly-owned subsidiary of Epod Industries;

          WHEREAS, Sellers are engaged in the development, sale, marketing and support of solar energy products for commercial and industrial applications;

          WHEREAS, Buyer wishes to purchase or acquire from Epod UK and Epod UK wishes to sell, assign and transfer to Buyer, all of the assets and properties of Epod UK held in connection with, necessary for or material to the Business;

          WHEREAS, Buyer acknowledges that the assets and properties of Epod UK are subject to a first fixed charge in favor of Parent Investor which shall be assumed by Buyer on or immediately prior to the Closing.

          WHEREAS, Buyer has agreed to assume the Assumed Liabilities (as that term is defined herein) of Epod UK and certain Liabilities of the Parent; and

          WHEREAS, Buyer wishes to purchase or acquire from Parent and EPOD Industries, as applicable, (a) all of the issued and outstanding shares of capital stock of Epod Solar Europe Ltd, a corporation organized under the laws of the Republic of Ireland (“Epod Europe”), held by Parent as of the date hereof, and (b) all of the issued and outstanding shares of capital stock of and Great Lakes Solar Utilities Inc., a corporation organized under the laws of the province of Ontario, Canada (“Great Lakes”) held by Epod Industries (Great Lakes and, together with Epod UK and Epod Europe, a “Seller Subsidiary”, and together with the Parent and Epod Industries, the “Sellers”), which shares represent all of the issued and outstanding capital stock of Great Lakes and Epod Europe, respectively, all for the consideration and upon the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and other consideration set forth below, the receipt and adequacy of which hereby is acknowledged, and intending to be legally bound hereby, do represent, warrant, covenant and agree as follows:

SECTION 1
DEFINITIONS

          1.01.      “Accounts Receivable” shall have the meaning set forth in Section 2.01(g) .

          1.02.      “Acquired Assets” shall have the meaning set forth in Section 2.01.

          1.03.      “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

          1.04.      “Assumed Contracts” shall have the meaning set forth in Section 2.01(b) .

          1.05.      “Assumed Liabilities” shall have the meaning set forth in Section 5.02.

          1.06.      “Business” shall include research, development, marketing and sales of the Products of Epod UK, and of services related to the Products, as conducted by the Epod UK prior to the Closing.

          1.07.      “Business Records” shall have the meaning set forth in Section 2.01(d) .

          1.08.      “Buyer” shall have the meaning set forth in the preamble.

          1.09.      “Buyer Indemnified Parties” shall have the meaning set forth in Section 8.02(a) .

          1.10.      “Claim” shall mean any and all administrative or judicial actions, suits, arbitrations, orders, claims, Liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil.

          1.11.      “Closing” and “Closing Date” shall have the respective meanings assigned to them in Section 5.01 hereof.

          1.12.      “Contract” means any agreement, obligation, undertaking, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral and whether expressed or implied).

          1.13.      “Environmental Law” means all federal, state, local and foreign environmental, health and safety Laws, common law orders, decrees, judgments, codes and ordinances and all rules and regulations promulgated thereunder, civil or criminal, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Material, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material, pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes.

          1.14.      “Excluded Assets” shall have the meaning set forth in Section 2.02.

          1.15.      “Excluded Liabilities” shall have the meaning set forth in Section 4.03.

          1.16.      “Fixed Assets” shall have the meaning set forth in Section 2.01(a) .

          1.17.      “General Intangibles” shall have the meaning set forth in Section 2.01(c) .

          1.18.      “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States and Canada, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include, without limitation, the Securities and Exchange Commission, and the various federal, state and foreign securities regulators and taxation authorities.

          1.19.      “Hazardous Material” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances”, “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any Governmental or Regulatory Authority.

          1.20.      “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of the Business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

          1.21.      “Indemnified Party” shall have the meaning set forth in Section 8.02(c) .

          1.22.      “Indemnifying Party” shall have the meaning set forth in Section 8.02(c) ..

          1.23.      “Intellectual Property” shall mean any or all of the following, and all rights, and all title and interest therein or associated therewith: (a) United States, Canadian, German, United Kingdom and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) inventions (whether or not patentable), invention disclosures, invention improvements, trade secrets, computer software programs (in both source code and object code form), technology, technical data and customer lists (including contact information for such customers), tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (c) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) industrial designs and any registrations and applications therefor owned by a Selling Subsidiary; (e) trade names, including, without limitation, registered trademarks and common law trademarks and service marks, logos, trademark and service mark registrations and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) moral and economic rights specifically designated for authors or inventors, however denominated, throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.

          1.24.      “Knowledge” means the actual knowledge of a Person with respect to any fact, event or condition, as well as the knowledge that such party reasonably would be expected to have acquired in the ordinary course of business and the prudent management of its own affairs. Such definition shall include any form of such term, such as knows, known, etc., whether or not capitalized, as used in this Agreement with respect to a party’s awareness of the presence or absence of a fact, event or condition.

          1.25.      “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in Canada, the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          1.26.      “Liability” or “Liabilities” means all Indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent (or based upon any contingency), fixed or otherwise, or whether due or to become due).

          1.27.      “License” means any license, permit, certificate of authority, authorization, approvals, registration, franchise and similar consent granted or issued by any Governmental or Regulatory Authority.

          1.28.      “Liens” means claims, pledges, security interests, mortgages, conditional sales agreement, liens, charges, restrictions, consignments or conditional sales agreements, or other encumbrances of whatever nature, whether created by statute, Contract, process of law or otherwise, and whether or not recorded or otherwise perfected.

          1.29.      “Loss” means any and all damages, fines, fees, penalties, deficiencies, diminution in value of investment, losses and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include without limitation, all fees and expenses, including, without limitation, fees and expenses of attorneys, when and as incurred in connection with (i) the investigation or defense of any Third Party Claims, or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

          1.30.      “Material Adverse Effect” means any change or effect of any event or circumstance which, individually or when taken together with all other changes, effects, events or circumstances, is or could reasonably be expected to be, materially adverse to the assets, financial condition, business or results of operation of a Person; excluding, however, any adverse effect due to changes, after the date of this Agreement, in conditions affecting the economy generally or the general market addressed by such Person’s products and/or services.

          1.31.      “Parent” shall have the meaning set forth in the preamble.

          1.32.      “Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, proprietorship, other business organization, estate, trust, union, association or Governmental or Regulatory Authority.

          1.33.      “Products” shall mean all of each Selling Subsidiary’s proprietary products and all intellectual property rights associated therewith and the goodwill and business appurtenant thereto.

          1.34.      “Purchase Price” shall have the meaning set forth in Section 3.01.

          1.35.      “Seller” and “Sellers” shall have the meanings set forth in the seventh recital.

          1.36.      “Seller Indemnified Parties” shall have the meaning set forth in Section 8.02(b) .

          1.37.      “Seller Subsidiary” and “Seller Subsidiaries” shall have the meanings set forth in the seventh recital.

          1.38.      “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts and other governmental charges of any nature (together with any interest, penalties and additions to tax) including, without limitation, taxes or other charges on, or with respect to, income, gross receipts, property, sales, use, capital or net worth.

          1.39.      “Tax Return” means any return, report or statement (including any information return) required to be filed for purposes of a particular Tax.

          1.40.      “Third Party” shall mean any Person who is not a party to this Agreement, nor is an Affiliate of any party to this Agreement.

          1.41.      “Third Party Claim” shall mean a Claim asserted by a Third Party.

SECTION 2
PURCHASE AND SALE OF ASSETS OF EPOD UK

          2.01.      Purchase and Sale of Epod UK Assets. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations and warranties contained herein, at the Closing, Epod UK shall sell, convey, transfer, assign and deliver to Buyer (or Parent shall cause Epod UK to sell, convey, transfer assign and deliver), and Buyer will purchase from Epod UK, for the consideration hereinafter set forth, good and marketable title (save for the first fixed charge referred to above) to all of the assets and properties of Epod UK set forth below (collectively, the “Acquired Assets”):

          (a)      Those fixed assets of Epod UK used in or necessary for the Business (the “Fixed Assets”), including without limitation the machinery and equipment, testing devices, computer equipment (hardware, software, peripherals, laptops, PDAs, etc.), furniture, fixtures, any tooling, office equipment, signage, company owned vehicles and any other types of fixed assets including, but not limited to, those items listed and described on Schedule 2.01(a) hereto, which Schedule shall be revised by Parent or Epod UK as of the Closing Date to correctly note any additions to and deletions from the Fixed Assets, if any, which may have occurred between the date hereof and the Closing Date.

          (b)      All of Epod UK’s right, title and interest in, to and under all Contracts listed on Schedule 2.01(b) hereto, which shall include all Contracts of or relating to the Business (including, without limitation, all agreements with employees, consultants and sales representatives of each Selling Subsidiaries), Contracts, leases, licenses, works in process, and proposals of Epod UK including, without limitation, any and all deposits or prepayments thereunder, together with all necessary consents to assignment; provided that with respect to the Contracts for work in process, said Contracts shall be fully assignable to Buyer (the “Assumed Contracts”).

          (c)      All Intellectual Property of Epod UK including, without limitation, those assets set forth on Schedule 2.01(c) hereto, together with the goodwill and business appurtenant thereto and any licenses and sublicenses granted and obtained with respect thereto, rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the applicable Laws of all jurisdictions, customer lists, Epod UK’s existing telephone and facsimile numbers, all rights in and to the trademarks and tradenames associated with any Product, along with all choses in action, permits, Licenses, approvals, variances and other intangible assets of the Business (in each case to the extent transferable) and all goodwill of the Business (other than corporate authorizations to transact the Business which are related to Epod UK as a legal entity) (“General Intangibles”).

          (d)      All books, records, files, catalogues, Contracts, customer lists, prospect lists, dealer and distributor lists, lists of open customer purchase orders and sales leads, sales literature, sales records, engineering data, product design, drawings and information, operating records, certain research results and test records and other miscellaneous documentation that relate to the Acquired Assets or to the Business, whether such materials and documents are in written or electronic form (the “Business Records”).

          (e)      All of Epod UK’s inventory, raw materials, supplies, work in process, finished goods, packaging and other manufacturing supplies of any nature relating to the Business.

          (f)      All of Epod UK’s right, title and interest in all real property owned or leased by it at the facilities located in Wales, United Kingdom, including all structures and improvements thereon and all interests therein used in the Business.

          (g)      The Accounts Receivable of Epod UK set forth on Schedule 2.1(g) hereto.

          (h)      All of Epod UK’s right, title and interest as of the Closing Date in, to and under all other assets of every kind and nature used or intended to be used in or necessary to the operation of the Business, including, without limitation, any other data wherever found or of whatever kind of Epod UK not described above reasonably required to conduct the Business.

          In order to effect the foregoing, Epod UK shall execute and deliver to Buyer at the Closing a Bill of Sale in the form attached as Exhibit A hereto. Except as otherwise set forth or disclosed herein, all the Acquired Assets are, and at the Closing Date will be, located at the facilities of Epod UK in Wales, United Kingdom.

          As of the Closing Date, the Acquired Assets shall be transferred or otherwise conveyed to Buyer free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims) and encumbrances excepting only Assumed Liabilities as listed in Section 4.02.

          2.02.      Excluded Assets. The following assets of Epod UK (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and Parent Shares and shall remain the property of Seller after the Closing:

          (a)      All corporate minute books, records and seals of Epod UK.

          (b)      All personnel records and other records that a Epod UK is required by Law to retain in its possession.

          (c)      All Claims for refund of Taxes and other governmental charges of whatever nature. Epod UK agrees to provide Buyer with reasonable cooperation in connection with any audit or assessment of Taxes, interest or other charges with respect to any period prior to Closing.

          (d)      All rights of Epod UK under this Agreement and the other agreements to be entered into in connection with the transactions contemplated hereby.

          (e)      All agreements regarding the purchase and sale or governing the rights of, the capital stock of Epod UK.

          2.03.      Assets of Parent, Epod Europe and Great Lakes. Except for certain Contracts to which the Parent is a party as of the date hereof and that shall be considered, for purposes hereof, as Assumed Contracts and are included on Schedule 2.01(b) hereto, the right, title and interest in such Assumed Contracts shall be assigned, transferred and conveyed to Buyer hereunder for the consideration hereinafter set forth, and unless otherwise provided for herein, no assets of the Parent will be purchased by Buyer. No assets of Epod Europe or Great Lakes shall be purchased by Buyer.

SECTION 3
PURCHASE OF STOCK OF EPOD EUROPE AND GREAT LAKES

          Section 3.01.      Purchase of Shares of Epod Europe and Great Lakes. At the Closing, each of the Parent and Epod Industries, respectively, will sell, convey, transfer and deliver to Buyer, and Buyer will purchase from Parent, for the consideration hereinafter set forth, 100 Common shares of Great Lakes held by Epod Industries and 2 ordinary shares of Epod Europe held by Parent as of the Closing Date, which represents all of the issued and outstanding shares of capital stock of Great Lakes and Epod Europe (collectively, the “Parent Shares”). All Parent Shares shall be transferred or otherwise conveyed by the Parent to Buyer free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims).

SECTION 4
PURCHASE PRICE

          4.01.      Amount and Payment of the Purchase Price. In consideration for the Acquired Assets and Parent Shares, Buyer shall issue to the Parent the aggregate amount of Two Million Six Hundred Fifty-One Thousand (2,651,000) validly issued, fully paid and non-assessable new shares of common stock, $0.001 par value per share (the “Common Stock”), of the Buyer (the “Purchase Price”) on the Closing Date.

          4.02.      Allocation of Purchase Price. The parties agree to allocate the Purchase Price amongst the Acquired Assets and Parent Shares in a manner which causes the least Liabilities for Taxes under applicable Law, and will collectively execute, prepare, file (or cause to have prepared and filed) all applicable forms, notices and filings as are required by applicable Law.

          4.03.      Employees. The employees of each of Epod Europe and Great Lakes shall remain employed by such Selling Subsidiary following the Closing Date, upon such terms and conditions as are in effect immediately prior to the Closing Date. The employees of Epod UK shall be employed by another subsidiary of Buyer formed for the purpose of holding all the assets and liabilities of Epod UK, upon such terms and conditions as are in effect immediately prior to Closing. Sellers hereby jointly authorize Buyer to offer employment to their respective employees, waive any rights they may have prohibiting such employees from being employed by Buyer, and shall not offer employment to any employees who have accepted employment with Buyer. Nothing in this Section 4.03 shall be deemed to be a contract for the benefit of any employee. Sellers shall use their respective best efforts to assist Buyer in obtaining the services of all current employees of a Seller that Buyer wishes to so retain.

SECTION 5
ASSUMPTION OF LIABILITIES OF EPOD UK

          5.01.      Nonassumption of Liabilities of Epod UK and Parent and Indemnification. Except for the first charge in favor of Parent Investor referred to in the fifth recital of this Agreement setting out the background and as specifically set forth in Section 5.02, Buyer does not assume any Liabilities of Epod UK or Parent whatsoever. Parent or Epod UK, as applicable, have paid or made arrangement for payment of all other debts and Liabilities known to either of them and incurred in connection with the transaction of the Business and due and payable prior to the Closing Date. The parties intend that Buyer shall acquire ownership of the Acquired Assets free and clear of all Liens and Third Party Claims (whether private, governmental or otherwise) whatsoever, and each of Parent and Epod UK represents and warrants that such sale shall be accomplished without expense or Liability for any such Third Party Claims to Buyer.

          5.02.      Assumed Liabilities. Buyer shall assume the following Liabilities of Epod UK or Parent, as applicable (collectively, the “Assumed Liabilities”):

          (a)      The purchase orders as of the Closing Date from Epod UK’s customers regarding the Products, accepted in the ordinary course of the Business.

          (b)      The purchase orders of Epod UK as of the Closing Date to its suppliers regarding the Business, so long as such purchase orders were accepted in the ordinary course of the Business as conducted by Epod UK and contain pricing and other terms which are usual and ordinary in the normal course of the Business.

          (c)      All executory duties and obligations of Epod UK (and, as applicable, the Parent) under all of the Assumed Contracts as provided in the Assignment and Assumption of Contract Agreement attached hereto as Exhibit C.

          (d)      The outstanding balance of all of Epod UK’s trade debt Liabilities incurred prior to the Closing Date in the ordinary course of the Business, as set forth on Schedule 5.02(d) .

          (e)      All warranties and service obligations arising after the Closing Date with respect to any Products sold by Epod UK prior to the Closing Date.

          (f)      All accrued and unpaid property Taxes as of the Closing Date on the Acquired Assets.

          (g)      All sales and use Taxes due with respect to all Accounts Receivable included in the Acquired Assets, and all other accrued and unpaid sales and use Taxes due as of the Closing Date.

          (h)      All of Epod UK’s obligations under existing benefit plans arising on or after the Closing Date.

          (i)      The warrants (the “Warrants”) issued to Dr. Chandra Pemmasani (the “Parent Investor”) by the Parent which warrants shall, as of the Closing Date and under their own terms, automatically be deemed warrants to purchase solely shares of Common Stock of the Buyer.

          (j)      The secured convertible debentures (the “Debentures”) issued to the Parent Investor by the Parent which Debentures shall, as of the Closing Date and under their own terms, automatically be deemed to be convertible solely into shares of Common Stock of the Buyer.

          (k)      Those certain (i) (A) debenture, and (B) guaranty and indemnity, between Epod UK and the Parent Investor, and (ii) (A) Share Pledge Agreement, and (B) Non-Recourse Guaranty, between Mr. Michael Matvieshen and the Parent Investor, evidencing the security interest granted to the Parent Investor to secure the Parent’s obligations under the Debentures.

          (l)      The warrants (the “Financial Advisor Warrants”) issued to Baneberry Capital Corp. and CCI Financial Group Inc. by the Parent which Financial Advisor Warrants shall, as of the Closing Date and under their own terms, automatically be deemed warrants to purchase solely shares of Common Stock of the Buyer.

          (m)      Any Liabilities arising out of or in connection with any Indebtedness of Epod UK for borrowed money.

          5.03.      Excluded Liabilities. Notwithstanding the foregoing, and except as expressly set forth in this Agreement with respect to the Assumed Liabilities, Buyer shall not assume or become liable for, and shall not, by execution or performance of this Agreement, purchase of the Acquired Assets or otherwise, become responsible for, be liable with respect to and otherwise be obligated to pay, perform, discharge or guaranty any Liability or obligation of Epod UK or Parent (whether fixed, absolute, contingent, known, unknown, direct, indirect or otherwise) arising prior to the Closing Date, all of which Liabilities, debts and obligations Epod UK agrees to promptly pay or discharge (or Parent agrees to cause to have paid or discharged) including, without limitation, the following (the “Excluded Liabilities”):

          (a)      Any Liability or obligation of Epod UK or Parent for any federal, state, provincial, local and foreign Taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises which are due and payable.

          (b)      Any Claims, acts, errors, omissions, Losses, costs or Liabilities with respect to Epod UK, the Acquired Assets, Epod UK’s trade practices or the Business as conducted by Epod UK arising or accruing or based on the operation of the Business prior to the Closing Date or otherwise based on any acts or omissions of Epod UK made at any time thereafter including, but not limited to, unpaid salary, products liability, environmental, tort, antitrust, workers’ compensation liability, employment practices liability, unfair competition, business practices liability and similar Claims.

          (c)      Any Liabilities arising out of, incurred in connection with or related to the ownership of the Excluded Assets.

          (d)      Any Liabilities arising out of or in connection with any Indebtedness of the Parent for borrowed money.

          (e)      Any inter-company accounts payable.

          (f)      Except as otherwise provided in Section 5.02 above, any Liabilities to employees or former employees of Epod UK, to the extent that the event or state of facts giving rise to such Liability occurred prior to the Closing Date.

          (g)      Any loans outstanding made by the Parent or other Indebtedness of the Parent as of the date hereof to any Person.

SECTION 6
CLOSING

          6.01.      Closing. The closing of the purchase and sale of the Acquired Assets and Parent Shares (the “Closing”) shall be held at the offices of Burns & Levinson LLP in Boston, Massachusetts, remotely via the exchange of documents and signatures or at such other time and place as the parties mutually may agree, on the first day in which the conditions set forth in this Section 5 have been satisfied or waived, but in any event no later than forty five (45) days from the Closing of that certain Securities Purchase Agreement, dated as of the date hereof, among the Parent, Buyer and the Purchasers named therein (the “Closing Date”).

          6.02.      Deliveries of Sellers. Each Seller, as applicable, shall deliver or cause to be delivered to Buyer at the Closing:

          (a)      A Bill of Sale with warranty covenants of title, conveying good and marketable title in the Acquired Assets to Buyer in accordance with this Agreement, free and clear of all Liens, in substantially the form attached as Exhibit A hereto, executed by such Seller.

          (b)      Any and all documents of title necessary to transfer ownership to the Buyer of the Acquired Assets, duly executed by such Seller and any other parties thereto.

          (c)      An Assignment of Intellectual Property in substantially the form attached as Exhibit B hereto, executed by such Seller.

          (d)      An Assignment and Assumption of Contracts Agreement in substantially the form attached as Exhibit C hereto, executed by such Seller.

          (e)      All documents necessary to transfer any other General Intangibles being purchased by Buyer hereunder, executed by such Seller and any other parties.

          (f)      All such other deeds, endorsements, assignments and other instruments as, in the opinion of Buyer’s counsel, are necessary or desirable to vest in Buyer good, valid and marketable title to and ownership of the Acquired Assets.

          (g)      A certified copy of resolutions, duly adopted by the Boards of Directors and stockholders of each Seller, authorizing the transactions contemplated hereby.

          (h)      Such certificates issued by the appropriate Governmental or Regulatory Authority as required to evidence the legal existence and good standing of such Seller.

          (i)      The Parent shall deliver or cause to be delivered to Buyer the following with respect to the Parent Shares: (A) stock powers duly endorsed by the Parent or Epod Industries, as applicable, and otherwise in form acceptable for transfer of the Parent Shares on the books of the Epod Europe and Great Lakes, respectively, to Buyer; (B) certificates representing the Parent Shares; and (C) any approvals or consents required with respect to the transfer of the Parent Shares to Buyer.

          (j)      The Lock Up Agreement dated as of the Closing Date, by the Holder (as defined therein) and Buyer.

          (k)      Such other closing documents and instruments as Buyer reasonably may require.

          6.03.      Deliveries of Buyer. Buyer shall deliver or cause to be delivered to Sellers at the Closing:

          (a)      The amount of Two Million Six Hundred Fifty-One Thousand (2,651,000) shares of fully-paid, non-assessable shares of Common Stock, issued to the Parent in accordance with Section 4.01;

          (b)      An Assignment of Intellectual Property in substantially the form attached as Exhibit B hereto, executed by Buyer.

          (c)      An Assignment and Assumption of Contracts Agreement in substantially the form attached as Exhibit C hereto, executed by Buyer.

          (d)      A certificate, executed by Buyer’s Secretary certifying the resolutions of Buyer’s Board of Directors approving the transactions contemplated hereby.

          (e)      A certificate executed on behalf of Buyer by its President or a Vice President, certifying as to Buyer’s satisfaction of the conditions set forth in Section 6.05(a) and (b).

          (f)      An executed first charge in the form reasonably required by Parent Investor over the assets of Epod UK.

          6.04.      Conditions to the Buyer’s Obligations. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing will be subject to the satisfaction (or waiver by the Buyer, in whole or in part, in writing; provided that any such waiver shall require the prior written consent of the Parent Investor) of the following conditions as of the time of the Closing:

          (a)      Each representation and warranty set forth in Section 7 will be true and correct in all material respects at and as of the time of the Closing as though then made, except for changes expressly required by this Agreement and except for any representation or warranty that expressly relates to a specific prior date.

          (b)      Each Seller will have performed and complied in all material respects with all of the covenants and agreements (considered collectively), and each of the covenants and agreements (considered individually), required to be performed by such Seller under this Agreement or any other agreements, documents and instruments to be entered into by such Seller in connection with the transactions contemplated hereby at or prior to the Closing.

          (c)      There shall be no proceeding commenced or threatened against the Buyer or any Seller involving this Agreement or the transactions contemplated herein or any judgment, decree, injunction or order which prohibits the consummation of the transactions contemplated by this Agreement.

          (d)      Sellers shall have delivered the Acquired Assets and Parent Shares to the Buyer, free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims, whether private, governmental or otherwise) and encumbrances, excepting only Assumed Liabilities.

          (e)      There shall have been no material adverse change in the condition (financial or otherwise), results of operations, properties, assets, Liabilities of a Seller or the Business.

          (f) The pro forma consolidated financial statements of the Buyer (including the Acquired Assets) shall have been completed in accordance with the Exchange Act , and the rules and regulations promulgated thereunder, and the report of independent auditors with respect to such financial statements completed and submitted.

          (g)      Sellers shall have delivered to the Buyer the items set forth in Section 6.02.

          6.05.      Conditions to the Sellers’ Obligations. The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction (or waiver by the Parent in writing; provided that any such waiver shall require the prior written consent of the Parent Investor) of the following conditions as of the Closing Date:

          (a)      Each of the representations and warranties set forth in Section 8 will be true and correct in all material respects at and as of the time of the Closing as though then made, except for changes expressly required by this Agreement and except for any representation or warranty that expressly relates to a specific prior date.

          (b)      The Buyer will have performed and complied in all material respects with all of the covenants and agreements required to be performed by the Buyer under this Agreement at or prior to the Closing.

          (c)      There shall be no proceeding commenced or threatened against the Buyer or Sellers involving this Agreement or the transactions contemplated herein or any judgment, decree, injunction or order which prohibits the consummation of the transactions contemplated by this Agreement.

          (d)      The pro forma consolidated financial statements of the Buyer (including the Acquired Assets) shall have been completed in accordance with the Exchange Act (as defined below), and the rules and regulations promulgated thereunder, and the report of independent auditors with respect to such financial statements completed and submitted.

          (f)      The Buyer shall have delivered to the Sellers the items set forth in Section 6.03.

          6.06.      Pre-Closing Covenants.

          (a)      Operations and Maintenance of the Business. From and after the date hereof and prior to the Closing, unless the Buyer and the Parent Investor otherwise consent in writing or except as set forth expressly herein, each Selling Subsidiary will conduct their respective business only in the ordinary course of business as conducted by such Selling Subsidiary consistent with past practice.

          Furthermore, except as may otherwise be required under this Agreement, no Selling Subsidiary shall do any of the following, without the prior written consent of the Buyer and the Parent Investor:

                    (i)      enter into any Contract, agreement or transaction, or incur or permit to be incurred, any obligation or other Liabilities with respect to or materially affecting its business, the Acquired Assets, and Parent shall not enter into any Contract, agreement or transaction, or incur or permit to be incurred, any obligation or other Liabilities with respect to the Parent Shares;

                    (ii)      remove any of its assets (other than cash and cash equivalents) used in its business by way of dividend, distribution, withdrawal or any other means;

                    (iii)      permit to be incurred any Lien on any of its assets used in its business;

                    (iv)      increase the compensation payable or to become payable to any of its employees retained in connection with its business, or otherwise enter into or alter any employment or consulting agreement;

                    (v)      commence, enter into, or alter any profit sharing, deferred compensation, bonus, option or purchase plan for its interests or other equity securities, pension, retirement or incentive plan or any fringe benefit plan for its employees retained in connection with its business;

                    (vi)      terminate the employment of any of its employees retained in connection with its business or hire or engage any employees or consultants in connection with its business, except in the ordinary course of its business;

                    (vii)      cancel or waive any Claims or rights of any Selling Subsidiary, with respect to or materially affecting its business or the Acquired Assets, outside the ordinary course of such Selling Subsidiary’s business and consistent with past practice;

                    (viii)      change any accounting methods used by any Selling Subsidiary in connection with its business, except and solely to the extent required by applicable generally accepted accounting principles or Law;

                    (ix)      pay or incur any obligation or Liability, absolute or contingent, with respect to or materially affecting its business or the Acquired Assets other than obligations or Liabilities incurred in the ordinary course of its business and consistent with past practice or purchase any asset other than in the ordinary course of its business;

                    (x)      make any Tax election or settle or compromise any Tax Liability which could reasonably be expected to have an adverse impact on the Taxes payable by Buyer;

                    (xi)      enter into any joint venture, partnership or other similar arrangement or form any other material arrangement for the operation of its business; and

                    (xii)      enter into any binding commitment to do any of the foregoing.

          Notwithstanding anything herein to the contrary the parties and Parent Investor agree that Parent shall make a payment to Michael Matvieshen on or about the date hereof to retire a portion of a debt outstanding from Parent to Mr. Matvieshen.

          (b)      Consents. Sellers shall use their respective best efforts to obtain all consents and approvals of Third Parties necessary or required for the Buyer to acquire ownership of the Acquired Assets free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims, whether private, governmental or otherwise) and encumbrances, excepting only Assumed Liabilities.

          (c)      Information. From time to time at the Buyer’s request, upon reasonable prior notice and at reasonable times during normal business hours, subject to requirements of Law, the Sellers will provide to representatives of the Buyer and its agents, employees and accounting, tax, legal and other advisors (collectively, including the Buyer, the “Investigating Parties”) access to each Seller’s premises, properties, operations and books and records, and will cause each of the Sellers respective officers, employees, representatives, agents and accounting, tax, legal and other advisors to furnish to Buyer and the Investigating Parties such financial and operating data and other such information with respect to the Business and the properties of such Seller as the Investigating Parties shall request.

          (d)      Efforts to Close. Each party will use commercially reasonable efforts to cause the conditions to Buyer’s and Sellers’ respective obligations to consummate the transactions contemplated by this Agreement to be satisfied including the preparation, execution and delivery of all agreements and instruments contemplated hereunder to be executed and delivered by such party in connection with or prior to the Closing.

          (e)      Schedules. The Sellers shall promptly (and in any event prior to the Closing) advise Buyer, orally and in writing, of any change or event having, or which would have (insofar as can be reasonably foreseen), a Material Adverse Effect or would constitute, or with the passage of time would constitute, a breach of any representation or warranty of the Sellers contained in this Agreement. Sellers agree that, with respect to their representations and warranties made in this Agreement, each of them will have a continuing obligation to supplement or amend the schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the schedules hereto; provided, however, that neither the supplementing or amending of any schedules by Sellers, nor the discovery of any matters by Buyer in the course of its investigations, shall be deemed to cure any breach of any representation or warranty made in this Agreement or to have been disclosed as of the date of this Agreement.

          (f)      Competitive Offers. Sellers shall not, directly or indirectly, and will cause each of their respective officers, employees and Affiliates not to, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into arrangements, agreements or understandings with, or discuss with or furnish information to, any Person (other than the Buyer and the Investigating Parties) with respect to the acquisition in whatever form of all or any portion of the Acquired Assets, the Business or the Parent Shares.

          6.07.      Effect of Failure to Close. If the Closing of the transactions contemplated herein does not occur for any reason, then the rights and obligations of the Parties hereunder shall terminate without any Liability of any party to any other party.

SECTION 7
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS

          Sellers hereby represent and warrant to the Buyer as follows:

          7.01.      Each Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Parent is a corporation duly organized, validly existing and in good standing under the laws of the province of British Columbia, Canada. Each Seller has the power and the authority and all Licenses and permits required by Governmental or Regulatory Authorities to own and operate its assets and carry on the Business as now being conducted. Except as set forth on Schedule 7.01, Parent does not have any subsidiaries other then Seller Subsidiaries and no Seller Subsidiary owns, beneficially or of record, any equity interest in any corporation, company, partnership or other business organization or entity.

          7.02.      Sellers have the requisite power and authority to execute and perform this Agreement and all other agreements, documents and instruments to be entered into by each of them, as applicable, in connection with the transactions contemplated hereby.

          7.03.      With the exception of Great Lakes, which Epod Industries is the sole stockholder, Parent is the sole stockholder of each Seller Subsidiary and Epod Industries. The execution, delivery and performance of this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby have been duly authorized by the board of directors of each Seller Subsidiary, and by Parent and Epod Industries as the sole stockholder of each Seller Subsidiary, and do not violate or conflict with any provisions of the organizational documents of any Seller Subsidiary or any agreement, instrument, Law, order or regulation to which any Seller Subsidiary is a party or by which a Seller Subsidiary is bound. All corporate action required to be taken by Parent to authorize the execution, delivery and performance of this Agreement and all other agreements to be entered into by Parent in connection with the transactions contemplated hereby has been taken, and such execution, delivery and performance do not violate or conflict with any provisions of the organizational documents of Parent or any agreement, instrument, Law, order or regulation to which Parent is a party or by which Parent is bound. No consent, approval or authorization of, or filing with or notification to, any lender (other then certain creditors with respect to the Assumed Liabilities), security holder, Governmental or Regulatory Authority or other person or entity is required by a Seller or in connection with the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby.

          7.04.      Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement has been, and upon execution and delivery thereof, each of the other agreements to be entered into in connection with the transactions contemplated hereby to which a Seller is a party will be, duly and validly executed and delivered by such Seller and the valid and binding obligations of each Seller, enforceable against such Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

          7.05.      Sellers are the owner of and have good, valid and marketable title to the Acquired Assets, which are indicated as being owned and transferred herein by each Seller on schedules hereto, free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims, whether private, governmental or otherwise) and encumbrances, excepting only Assumed Liabilities.

          7.06.      No Seller has any Knowledge of any action, suit, litigation or proceeding pending or threatened against it or otherwise or relating to the Acquired Assets or the Business, nor does such Seller know of any basis for any such action, or of any governmental investigation relating to the Acquired Assets or the Business.

          7.07.      No Seller has Knowledge of any order, writ, injunction or decree that has been issued by, or requested of, any court or Governmental or Regulatory Authority which is against, or binding on such Seller which may affect, limit or control the Acquired Assets or Buyer’s use thereof.

          7.08.      Each Seller has obtained all required approvals or authorizations of this Agreement and any other agreements to be entered into in connection with the transactions contemplated hereby which are required by applicable Laws or otherwise in order to make this Agreement or any other agreements entered into in connection with the transactions contemplated hereby binding upon Seller.

          7.09.      There are no Liens for any federal, state, county or local franchise, income, excise, property, business, sales, commercial rent, employment or other Taxes upon the Acquired Assets. Each Seller has timely filed all federal, foreign, state, county and local franchise, income, excise, property, business, sales, commercial rent and employment and other Tax Returns which are required to be filed through the Closing Date, and has paid, or will pay, all Taxes which are due and payable on or before the Closing Date.

          7.10.      Each Seller has, in all material respects, complied and is in compliance with all applicable Laws, orders and regulations of any Governmental or Regulatory Authority applicable to such Seller, its operation of the Business, assets or property or its operations including, without limitation, applicable Laws relating to zoning, building codes, antitrust, occupational safety and health, Environmental Law, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and withholding and social security taxes.

          7.11.      Sellers do not know of any facts or circumstances not disclosed to Buyer which indicate that the Acquired Assets may be adversely affected or which otherwise should be disclosed to Buyer in order to make any of the representations or warranties made herein on the part of any Seller not misleading. No representation or warranty by any Seller contained in this Agreement, and no statement contained in any schedule, exhibit, certificate or other instrument furnished to Buyer under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

          7.12.      The representations and warranties of each Seller contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          7.13.      With respect to the Common Stock being issued to Parent or otherwise underlying any of the Assumed Liabilities, said shares are being acquired for investment purposes only and not with a view towards resale or distribution. Sellers have had an opportunity to ask questions of Buyer and have done so. The shares of Common Stock are restricted securities that have not been registered for re-sale pursuant to the Securities Act. Sellers understand that the Common Stock may not be sold, transferred, assigned or hypothecated or otherwise distributed to its stockholders as a dividend or otherwise, absent the effectiveness of a registration statement covering the sale of such Common Stock or an exemption from the registration requirements the Securities Act.

          7.14.      No Seller has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any other agreements to be entered into in connection with the transactions contemplated hereby.

          7.15.      The Parent and Epod Industries, as the case may be, are the sole record and beneficial holder of the Parent Shares, and the Parent Shares constitute all of the issued and outstanding shares of capital stock of each of Great Lakes and Epod Europe held by Epod Industries and Parent respectively, and each has no other rights to purchase, acquire or receive any shares of Great Lakes’ or Epod Europe’s capital stock. The Parent Shares represent all of the issued and outstanding shares of capital stock of each of Great Lakes and Epod Europe. There is no restriction affecting the ability of the Parent to transfer the title and ownership of the Parent Shares to Buyer, and upon delivery of the certificates for the Parent Shares to Buyer pursuant to the terms of this Agreement and payment of the Purchase Price at the Closing, Buyer will acquire record and legal title to such Parent Shares, free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims) and encumbrances.

SECTION 8
REPRESENTATIONS AND WARRANTIES OF BUYER

          Except as disclosed by Buyer on Buyer’s reports, statements, schedules, prospectuses, and other documents filed with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (collectively, as amended and/or supplemented to date, the “Securities Filings”), Buyer represents and warrants to the Sellers as follows:

          8.01.      Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

          8.02.      Buyer is duly qualified to conduct business under the laws each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

          8.03.      Buyer has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on the part of Buyer, including any vote of stockholders. This Agreement has been, and upon execution and delivery thereof, each of the other agreements to be entered into in connection with the transactions contemplated hereby to which Buyer is a party will be, duly and validly executed and delivered by Buyer and the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

          8.04.      There is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental entity as a condition to the lawful consummation by Buyer of the transactions contemplated pursuant to this Agreement. The execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice, the lapse of time or both), (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Buyer, or (ii) violate any applicable Law, rule, regulation, order, writ, judgment, ordinance, injunction or decree of any governmental entity to which Buyer is a party or is bound.

          8.05      The authorized capital of Buyer consists, immediately prior to the Closing, of 75,000,000 shares of Common Stock, 2,849,000 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of common stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Buyer holds no treasury stock and no shares of common stock in its treasury. The rights, privileges and preferences of the common stock are as stated in Buyer’s Articles of Incorporation and as provided by the general corporation law of the jurisdiction of the Buyer’s incorporation.

            8.06.      The shares of Common Stock to be issued to Parent in accordance with Section 4.01 are, and will at the time of issuance be, duly authorized, validly issued and fully paid and non-assessable in all respects, free from any pre-emptive or other rights, and the issuance thereof will not violate any agreement or trigger the anti dilution, right of first refusal, co-sale or similar provisions of any agreement to which the Buyer is bound. Buyer has reserved a sufficient number of shares of Common Stock for issuance upon conversion or exercise of the Assumed Liabilities. Upon issuance in accordance with the terms of the relevant Assumed Liability to which such shares of Common Stock relate, such shares will be duly authorized, validly issued, fully paid and non-assessable in all respects, free from any pre-emptive or other rights (other than as entered into after the date of Closing), and the issuance thereof will not violate any agreement or trigger the anti-dilution, right of first refusal, co-sale or similar provisions of any agreement to which Buyer is bound.

            8.07.      All Securities Filings required to be filed by Buyer with the SEC pursuant to the Exchange Act, along with all exhibits to such annual, quarterly and other reports as available on the SEC’s EDGAR database website, are true, correct and complete in all material respects as of the date of filing thereof, and said reports do not, as of the date of filing thereof, fail disclose or omit any material fact, agreement or matter relating to the Buyer.

            8.08      There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Buyer’s Knowledge, currently threatened against Buyer or, to the best of Buyer’s Knowledge, threatened against any officer or director of Buyer, that questions the validity of this Agreement or the right of Buyer to enter into it, or to consummate the transactions contemplated hereby, or could have or reasonably be expected to have, either individually or in the aggregate, a material adverse effect upon the Business. Neither Buyer nor, to the best of Buyer’s Knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect Buyer). There is no action, suit, proceeding or investigation by Buyer pending or which Buyer intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefore known to Buyer) involving the prior employment of any of Buyer’s employees, their services provided in connection with the Business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

            8.09.      Except as expressly set forth in this Section 8, Buyer makes no other representation or warranty with respect to the transactions contemplated by this Agreement or other agreements to be entered into in connection with the transactions contemplated hereby.

SECTION 9
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

            9.01      Survival of Representations and Warranties. All of Buyer’s representations and warranties in this Agreement or in any other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and all of Sellers’ representations and warranties in this Agreement, in any other agreements to be entered into in connection with the transactions contemplated hereby, or in any instrument delivered pursuant hereto or thereto, shall survive the Closing Date and continue until the date which is eighteen (18) months after the Closing Date; provided, however, that (i) any claim based on fraud shall survive indefinitely, (ii) any claim for violation of the representations and warranties with respect to Taxes, employee matters or Environmental Law shall survive until the expiration of the applicable statute of limitations applicable to any claim or right of action related thereto, (iii) the covenants and agreements contained in this Agreement and the other agreements to be entered into in connection with the transactions contemplated hereby and to be performed at the Closing Date will survive until fully performed in accordance with their terms, and (iv) any claim for indemnity asserted pursuant to Section 9.02 shall, if made within the applicable time period set forth above with respect to an accrued Liability, survive indefinitely. However, no claim for indemnity may be asserted under Section 9.02 unless notice of such claim is given to Parent or Buyer, as the case may be, prior to the appropriate period(s) specified in the preceding sentence.

            9.02      Indemnification.

            (a)      Parent agrees, from and after the Closing Date, for the appropriate period(s) specified in Section 9.01, above, to indemnify and hold Buyer and its officers, directors, agents or Affiliates and their respective successors and assigns (the “Buyer Indemnified Parties”), harmless from and against any Loss incurred by any Buyer Indemnified Party, directly or indirectly, resulting from (i) noncompliance with any applicable bulk sales or transfer Law, (ii) any Liability or Contract of, or Claim against, a Seller, whether contingent or absolute, direct or indirect, known or unknown, matured or unmatured (including but not limited to Liabilities for Taxes), (iii) any Liability or Claim arising in any way from any service rendered, or action taken by, or relating to the operations of, a Seller prior to the Closing Date, (iv) any Liability or Claim under any Environmental Laws relating to any event, action or failure to act which occurred prior to the Closing Date, or (v) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, conditions, covenants or agreements of a Seller contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby.

            (b)      Buyer agrees from and after the Closing Date, for the appropriate period(s) specified in Section 9.01, above, to indemnify and hold Sellers and their respective Affiliates, successors and assigns (the “Seller Indemnified Parties”) harmless from and against any Loss incurred by any Seller Indemnified Party directly or indirectly resulting from (i) any Liability or Claim arising in any way from any service rendered, or action taken by, or relating to the operations of, Buyer after the Closing Date, (ii) any Liability or Claim under any Environmental Laws relating to any event, action or failure to act which occurs after the Closing Date, or (iii) any Claim arising out of Buyer’s breach, failure to fully repay and satisfy, default in or failure to comply with the terms of, the Assumed Liabilities or any breach of any warranties, representations, conditions, covenants or agreements of Buyer contained in this Agreement to which the Buyer is a party, or in any other agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the Closing of the transactions contemplated hereby.

            (c)      If any Third Party shall notify any party (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially damaged. In the event any Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel (at its cost), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party fails to assume the defense of the matter as provided herein within thirty (30) days after the Indemnified Party has given notice thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

            (d)      After the Closing Date, the right of indemnification under this Section 9 shall be the sole and exclusive remedy available to any party for any claim or cause of action arising under this Agreement or other agreements to be entered into in connection with the transactions contemplated hereby in connection with any breach of any representation, warranty, covenant or provision of this Agreement this Agreement, other agreements to be entered into in connection with the transactions contemplated hereby or otherwise; provided, however, that this exclusive remedy does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Each party expressly waives any rights it may have to make a claim against the other pursuant to any constitutional, statutory, or common law authorities. The provisions of this Section 9.02(d) shall not apply to claims arising out of or relating to the fraud, gross negligence or willful misconduct of the parties.

SECTION 10
PRESERVATION OF BOOKS AND RECORDS

            For a period of three (3) years after the Closing date, Buyer shall preserve the books and records of Sellers delivered to Buyer; and Sellers shall similarly make available to Buyer any records which Buyer permits Sellers to retain; each party will make such books and records available to the other party at all reasonable times and permit the other party to make extracts from or copies of all such records.

SECTION 11
CERTAIN OTHER COVENANTS AND AGREEMENTS

            11.01.    Further Assurances. Upon the request of either party hereto, the other party will execute and deliver to the requesting party, or such party’s nominee, all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things as may reasonably be required to carry out the obligations of such party hereunder and to more effectively consummate the transactions contemplated hereby, including, without limitation, submitting information required by a Governmental or Regulatory Authority, obtaining all consents and approvals from Third Parties, under leases, agreements and other Contracts.

            11.02.    Quotation. Buyer shall use its best efforts to maintain the eligibility for quotation of the Common Stock on the over the counter bulletin board.

            11.03.    SEC Reports. Buyer shall file with the SEC all reports that are required to be filed pursuant to the Exchange Act with respect to this Agreement and the transactions contemplated hereby.

SECTION 12
MISCELLANEOUS

            12.01.    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware and shall be enforceable exclusively in the courts thereof.

            12.02.    Modification. This Agreement may be modified, amended or terminated, and the requirements of any provision hereof may be waived, with the mutual consent of Seller and Buyer by written instrument signed by them or their respective successors or assigns in any manner deemed necessary or appropriate by them.

            12.03.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            12.04.    Notices. Any notice or other communication hereunder may be sent by any means (including facsimile or email or other electronic means, provided that receipt thereof is acknowledged and confirmed by the recipient) and shall be effective upon receipt; except that, if sent via domestic certified mail or via international overnight courier such as Federal Express, said notice shall be conclusively deemed to have been received by a party hereto and be effective on the earlier of (a) the actual date of receipt, or, if earlier, (b) the third business day following the date given to the post office or courier for delivery. In addition to such notices and communications as shall be addressed to such party at the address set forth at the outset of this Agreement (or such other address as such party shall specify to the other party in writing), mandatory copies, sent in such manner, shall be delivered to the additional addressees set forth below:

As to Seller:	EPOD Solar Inc
5 – 215 Neave Road
Kelowna British Columbia, Canada V1V 2L9
Attn: Michael Matvieshen, President

As to Buyer:	Allora Minerals Inc.
5 – 215 Neave Road
Kelowna British Columbia, Canada V1V 2L9
Attn: Michael Matvieshen, President

            A copy shall also be given to Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York 10017, Attention: Stuart Neuhauser, Esq.

            12.05.    Entire Agreement. This Agreement, together with its schedules, exhibits and the other agreements to be entered into in connection with the transactions contemplated hereby, constitutes the entire understanding among the parties and supersedes all other understandings and agreements, oral or written, with respect to the subject matter hereof.

            12.06.    Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

            12.07.    Equitable Remedies. In the event that any party to this Agreement shall default in the performance of any obligation, covenant or agreement hereunder, the other parties to this Agreement shall, in addition to all other remedies which may be available to it, be entitled to injunctive and equitable relief, including without limitation specific performance, and shall be entitled to recover from the defaulting party or parties its costs and expenses (including reasonable attorneys’ fees) incurred by it in securing such injunctive or equitable relief.

            12.08.    Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement should remain in full force and effect and be interpreted as if such invalid or unenforceable provision had not been a part hereof; provided, however, if any particular portion of this Agreement shall be adjudicated invalid or unenforceable by reason of the length of time or scope of applicability provided for herein, this Agreement shall be deemed amended to diminish such time and/or reduce such scope to the longest enforceable time and the broadest enforceable scope of applicability.

            12.09.    Assignment. Buyer shall be entitled to assign all or part of its rights, title and interest under this Agreement to an Affiliate; provided that such subsidiary or Affiliate shall assume the corresponding obligations of Buyer under this Agreement. A copy of any assignment made hereunder shall be promptly forwarded to Parent. Sellers may not assign all or any part of their respective rights, title and interest under this Agreement without the prior written consent of Buyer.

            12.10.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties herein and their successors and permitted assigns.

            12.11.   Publicity. Neither party shall not issue nor cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, which consent shall not be unreasonably withheld, except where such release or announcement is required by applicable Law or the rules of any stock exchange, stock market or Governmental or Regulatory Authority having authority over any party.

            12.12.   Tax Reporting. The parties hereto agree and acknowledge that the determination of the price for each of the Acquired Assets being sold by Sellers to Buyer, as set forth in this Agreement, is the result of arm’s-length negotiations between the parties, and the parties agree and warrant and represent to each other, that their respective tax returns and those of any Affiliate entity shall report the transactions contemplated by this Agreement in accordance with the characterization and allocated prices of the various assets set determined pursuant to Section 4.02 herein, and that they will not voluntarily take any position inconsistent therewith upon any examination of any such tax return or in any litigation with respect thereto.

            12.13.   Third Party Beneficiary. The parties agree and acknowledge that the Parent Investor is an intended third party beneficiary of the representations and warranties of Sellers and Buyer contained in Sections 7 and 8 herein, respectively.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLERS:

EPOD SOLAR INC.

By:	/s/ Michael Matvieshen
Name:	Michael Matvieshen
Its:	Chief Executive Officer

EPOD SOLAR (WALES) LIMITED

By:	/s/ Michael Matvieshen
Name:	Michael Matvieshen
Its:

EPOD INDUSTRIES, INC.

By:	/s/ Michael Matvieshen
Name:	Michael Matvieshen
Its:

BUYER:

ALLORA MINERALS, INC.

By:	/s/ Michael Matvieshen
Name: Michael Matvieshen
Its:	President and Chief Executive Officer

EXHIBIT A

Bill of Sale

EXHIBIT B

Assignment of Intellectual Property

EXHIBIT C

Assignment and Assumption of Contracts Agreement